Exhibit H
                              Proposed Form of Notice

                             UNITED STATES OF AMERICA
                                    BEFORE THE
                        SECURITIES AND EXCHANGE COMMISSION
                    PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                    Release No.       /  ____________ XX, 19--


____________________________________
In the Matter of                   :
                                   :
EASTERN EDISON COMPANY             :
110 Mulberry Street                :
Brockton, Massachusetts  02403     :
                                   :
BLACKSTONE VALLEY ELECTRIC COMPANY :
Washington Highway, P.O. Box 1111  :
Lincoln, Rhode Island  02865       :
                                   :
NEWPORT ELECTRIC CORPORATION       :
12 Turner Road, P.O. 4128          :
Middletown, Rhode Island  02840    :
                                   :
MONTAUP ELECTRIC COMPANY           :
P.O. Box 2333                      :
Boston, Massachusetts  02107       :
                                   :
EUA SERVICE CORPORATION            :
P.O. Box 2333                      :
Boston, Massachusetts  02107       :
                                   :
EUA OCEAN STATE CORPORATION        :
P.O. Box 2333                      :
Boston, Massachusetts  02107       :
                                   :
___________________________________:


NOTICE OF PROPOSED ISSUANCE AND SALE OF SHORT-TERM NOTES TO BANKS

     Eastern Edison Company ("Eastern"), 110 Mulberry
Street, Brockton, Massachusetts 02403, Montaup Electric Company ("Montaup"), P.O. Box 2333, Boston, Massachusetts 02107, Blackstone Valley Electric Company ("Blackstone"), Washington Highway, P.O. Box 1111, Lincoln, Rhode Island 02865, Newport Electric Corporation ("Newport"), 12 Turner Road, P.O. Box 4125, Middletown, Rhode Island 02840, EUA Service Corporation ("EUA Service"), P.O. Box 2333, Boston, Massachusetts 02107, and EUA Ocean State Corporation ("Ocean State"), P.O. Box 2333 Boston, Massachusetts, 02107 (collectively, "Companies"), subsidiaries of Eastern Utilities Associates, a registered holding company, have filed a declaration pursuant to Sections 6 and 7 of the Act.

     The Companies propose to issue and sell short-term notes to banks, from time to time during the period from January 1, 1996, to December 31, 1997, in aggregate amounts outstanding at any one time not to exceed $20 million for Eastern Edison, $20 million for Montaup, $15 million for Blackstone, $12 million for Newport, $5 million for EUA Service and $5 million for Ocean State.

     Each note will be dated the date of issuance and will mature no later than September 30, 1998. Some Notes will bear interest at a floating prime rate, have maximum maturities of one year, and be prepayable at any time without premium. Other Notes will bear interest at available fixed money market rates, in all cases less than the prime rate at the time of issuance, will have maximum maturities of one year, and will not be prepayable.